Exhibit 10.1

SUBLEASE

BETWEEN

ORACLE USA, INC.

AND

PAIN THERAPEUTICS, INC.

2211 Bridgepointe Parkway,

San Mateo, California

(“Bridgepointe Building 2”)

Fifth Floor

SUBLEASE

THIS SUBLEASE (“Sublease”) is entered into as of July 7, 2007, by and between ORACLE USA, INC., a Colorado corporation (“Sublandlord”), and PAIN THERAPEUTICS, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:

A. Pursuant to that certain Lease dated as of March 11, 1999 (the “Original Master Lease”), as the same has been amended by that certain First Amendment to Lease dated as of June 11, 1999 (the “First Amendment”), by that certain Second Amendment to Lease dated as of July 31, 2000 (the “Second Amendment”) and by that certain Third Amendment to Lease dated as of August 11, 2006 (the “Third Amendment”) (the Original Master Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, being referred to herein as the “Master Lease”), Sobrato Interests III (“Landlord”), as Landlord, leases to Sublandlord (successor in interest to Siebel Systems, Inc.), as tenant, certain space (the “Master Lease Premises”) consisting of the entire 141,496 rentable square foot building located at 2211 Bridgepointe Parkway (“Building 2” or the “Building”) in the City of San Mateo (“City”), State of California. The Building, together with (i) the 141,496 rentable square foot building located at 2215 Bridgepointe Parkway (“Building 1”) and (ii) the 167,505 rentable square foot building located at 2207 Bridgepointe Parkway (“Building 3”) comprise the “Project,” as more particularly defined in the Master Lease. Pursuant to separate leases, Sublandlord has leased all of Building 1 and all of Building 3.

B. Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, a portion of the Master Lease Premises containing approximately 30,718 rentable square feet located on the fifth (5th) floor of the Building, said space being more particularly identified and described on the floor plan attached hereto as Exhibit A and incorporated herein by reference (the “Subleased Premises”).

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1. Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord, for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises and grants Subtenant the non-exclusive right to use the Common Areas of the Project in compliance with the Master Lease and the provisions of this Sublease.

2. Term.

2.1 Generally. The term of this Sublease (“Term”) shall commence on the date (the “Commencement Date”) that is the later to occur of (x) June 1, 2007, (y) seven (7) days following the date that Sublandlord delivers possession of the Subleased Premises to Subtenant in the condition required hereunder and (z) seven (7) days following the date upon which Sublandlord procures Landlord’s consent to this Sublease as described in Section 27 below (the “Consent”, and the date upon which Sublandlord procures the Consent being the “Effective Date”) and end on July 31, 2012 (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof. Upon the determination of the Commencement Date, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit B attached hereto.

2.2 Early Access. Subtenant and Subtenant’s representatives shall have the right to enter the Subleased Premises during the period, if any, commencing on the Effective Date and ending on the day immediately preceding the Commencement Date (the date upon which Subtenant first has such access to the Subleased Premises being referred to herein as the “Early Access Date”) for the sole purposes of installation of the Initial Subtenant Improvements (defined in Section 15.2 below), Subtenant’s personal property and the testing and installation of equipment, furniture, fixtures and voice and data cabling, all subject to the terms, conditions and requirements of this Sublease. All of the rights and obligations of the parties under this Sublease (other than Subtenant’s obligation to pay Rent and utilities and Subtenant’s maintenance and repair obligations, but expressly including without limitation, Subtenant’s obligation to carry insurance, Subtenant’s indemnification obligations, and/or Subtenant’s liability for damages, costs and expenses incurred by Sublandlord by reason of any default by Subtenant or failure on Subtenant’s part to comply with the terms of this Sublease) shall commence upon the Early Access Date, and Subtenant shall be deemed to occupy the Subleased Premises from and after the Early Access Date. Subtenant shall be liable for any damages to the Subleased Premises caused by Subtenant’s activities at the Subleased Premises from and after the Early Access Date and, prior to entering the Subleased Premises, Subtenant shall obtain all insurance it is required to obtain hereunder and shall provide certificates of such insurance to Sublandlord. Subtenant shall coordinate such entry with Sublandlord, and such entry shall be made in compliance with all terms and conditions of this Sublease, the Master Lease and the rules and regulations attached to the Master Lease.

3. Rent.

3.1 Rent Payments.

(a) Generally. From and after the Commencement Date Subtenant shall pay to Sublandlord as base rent for the Subleased Premises during the Term (“Base Rent”) the following:

Months of Term	Monthly Base Rent Per Rentable Square Foot	Monthly Base Rent
1 - 13	$1.40	$43,005.20
14 - 25	$1.44	$44,295.36
26 - 37	$1.49	$45,624.22
38 - 49	$1.53	$46,992.94
50 - 62	$1.58	$48,402.73

Base Rent shall be paid on the first day of each month of the Term, except that Subtenant shall pay one (1) month’s Base Rent to Sublandlord upon execution of this Sublease and delivery of this Sublease to Sublandlord; said prepaid Base Rent will be applied by Sublandlord to the first (1st) payment of Base Rent due following the Base Rent Abatement Period (defined in Section 3.1(b) below). If the Term does not begin on the first day of a calendar month or end on the last day of a month, the Base Rent and Additional Rent (hereinafter defined) for any partial month shall be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Rent (hereinafter defined) shall be payable in lawful money of the United States, by regular bank check of Subtenant, to Sublandlord at the following address:

1001 Sunset Boulevard

Rocklin, CA 95765

Attn: Lease Administration

or to such other persons or at such other places as Sublandlord may designate in writing.

(b) Abatement. Notwithstanding anything in Section 3(a) above to the contrary, so long as Subtenant is not in default (i.e., beyond the giving of applicable notice and the passage of applicable grace periods) under this Sublease, Subtenant shall be entitled to an abatement of Rent for the first four (4) weeks of the Term (the “Rent Abatement Period”). The total amount of Rent abated during the Rent Abatement Period is referred to herein as the “Abated Rent”. The Rent Abatement Period shall be extended by one (1) day for each day Subtenant’s completion of the Initial Subtenant Improvements is delayed due to delay in the performance of such work caused directly by the act or omission of Sublandlord (Subtenant agrees to provide Sublandlord with prompt written notice of any such delay in order to allow Sublandlord to mitigate the effects of any such delay) or a delay in obtaining required permits or approvals due to a strike by the applicable governmental authorities. If Subtenant defaults hereunder at any time during the Rent Abatement Period and fails to cure such default within any applicable cure period, Rent will no longer abate in accordance with the provisions of this Section 3.1(b).

3.2 Operating Costs. Except as expressly set forth herein, it is intended that this Sublease be a “net” sublease, such that all Base Rent payable by Subtenant to Sublandlord hereunder will be “net” of all costs to Sublandlord of operating and maintaining the Subleased Premises, the Building and the Project. Accordingly, Subtenant will be responsible for the payment of Subtenant’s Percentage Share (defined below) of both those costs of operation and maintenance of the Building and Project which are payable by Sublandlord to Landlord under the Master Lease, as well as those costs of operation and maintenance of the Subleased Premises, Building and Project which are Sublandlord’s direct responsibility under the Master Lease. The definitions and procedures set forth in this Section 3.2 will govern Subtenant’s payment to Sublandlord of such costs.

(a) Definitions. The following terms shall have the meanings set forth below:

(1) “Additional Rent” shall mean the sums payable pursuant to Section 3.2(b) below.

(2) “Operating Costs” shall mean the aggregate of (i) Landlord Operating Costs and (ii) Sublandlord Operating Costs, each defined below.

(A) “Landlord Operating Costs” shall mean (i) Reimbursable Operating Costs (as such term is defined in the Master Lease) attributable to the Building, as described in Sections 8.C and 8.E of the Original Master Lease; (ii) Reimbursable Operating Costs attributable to the Project, as described in Sections 8.C and 8.E of the Original Master Lease, (iii) taxes payable by Sublandlord pursuant to Article 10 of the Original Master Lease, but excluding any taxes on Sublandlord’s personal property unless the same are properly included in Sublandlord Operating Costs, as well as (iv) costs payable by Sublandlord pursuant to Section 21.W of the Original Master Lease; provided that Landlord Operating Costs will not:

(i) include deductible payments under any of Landlord’s insurance policies and/or any other uninsured costs occasioned by casualties, in each case to the extent that the same, when aggregated with any costs of the same type included in Sublandlord Operating Costs, exceed one (1) month’s Rent payable under this Sublease at the time of such casualty; or

(ii) include the cost of capital improvements constructed by Landlord except to the extent that the same are, for the purposes of this Sublease, amortized (as described in Section 3.2(B)(i) below, provided that the limitation described in clauses (x),(y) and (z) of Section 3.2(a)(2)(B)(ii) will not apply) by Sublandlord prior to inclusion in Landlord Operating Costs, regardless of whether or not such costs are similarly amortized by Landlord for the purpose of charging the same to Sublandlord pursuant to the Master Lease; or

(iii) include costs arising from the presence, clean-up or remediation of any Hazardous Materials, except to the extent caused by Subtenant, its employees, agents or contractors; or

(iv) include the cost of bringing the Building and/or the Premises into compliance with laws as existing and enforced against the Building as of the Commencement Date.

(B) “Sublandlord Operating Costs” shall mean (i) costs incurred by Sublandlord in complying with Sublandlord’s obligations as set forth in Section 8.B of the Master Lease, (ii) costs of utilities paid by Sublandlord pursuant to Section 11 of the Master Lease, and (iii) all other costs of Sublandlord incurred in the operation, maintenance, repair and replacement of any portion of the Building and/or Project (including, without limitation, any commercially reasonable out-of-pocket property management fee paid by Sublandlord to any entity performing management services at the Property and the fair market rental value of any reasonable-sized property management office serving the Project, as well as the cost of providing the Project Amenities to the extent allowable pursuant to Section 3.3 below). Notwithstanding the foregoing to the contrary, Sublandlord Operating Costs will not include the following:

(i) the cost of capital improvements constructed by Sublandlord, except that Sublandlord Operating Costs will include the amortized cost of capital improvements constructed by Sublandlord (x) in order to comply with laws, rules or regulations first enacted or enforced against the Building or Project after the Commencement

Date, or (y) to cause a reduction in one or more components in Sublandlord Operating Costs if Sublandlord in good faith believes the amortized cost of such improvements will approximate or be less than the cost savings over the useful life of the item in question or (z) to replace items which Sublandlord is obligated to maintain under the Master Lease or this Sublease. As used in this Section 3.2(a)(2)(B), “amortization” shall mean allocation of the cost (together with reasonable financing charges) of the item being amortized equally to each year of the useful life of such item, as reasonably determined by Sublandlord.

(ii) any costs or expenses for which Sublandlord is reimbursed by insurance or condemnation proceeds or by a third party (other than by subtenants as part of Operating Costs);

(iii) costs in connection with subleasing space in the Building or Project, including brokerage commissions and legal expenses;

(iv) lease concessions, including rental abatements and construction allowances, granted to specific subtenants;

(v) any penalties or damages that Sublandlord pays to Subtenant under this Sublease or to other occupants in the Project under their respective subleases;

(vi) costs incurred in connection with disputes between Sublandlord and its employees or between Sublandlord and other subtenants or Project occupants;

(vii) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-á-vis time spent on matters unrelated to operating and managing the Project;

(viii) any amounts paid by Sublandlord to its parent organization or to a subsidiary or affiliate of Sublandlord for supplies and/or services rendered in connection with the Project to the extent the same materially exceed the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(ix) any amount paid by Sublandlord for items and services for which Subtenant or any other occupant in the Project directly reimburses Sublandlord pursuant to their respective subleases (i.e., other than by payment of Operating Costs);

(x) acquisition costs (not including those incurred in ordinary maintenance and repair) for sculpture, paintings or other objects of art;

(xi) costs arising from the presence, clean-up or remediation of any Hazardous Materials, except to the extent caused by Subtenant, its employees, agents or contractors;

(xii) penalties, interest and fines incurred as a result of Sublandlord’s failure to make payments and/or to file any tax or informational returns when due;

(xiii) any personal property taxes of Sublandlord for equipment or items not used in the operation or maintenance of the Building or Project;

(xiv) deductible payments under Sublandlord’s insurance policies and/or any other uninsured costs occasioned by casualties, in each case to the extent that the same, when aggregated with any costs of the same type included in Landlord Operating Costs, exceeds one (1) month’s Base Rent payable under this Sublease at the time of the applicable casualty occurred;

(xv) the cost of bringing the Building and/or the Premises into compliance with laws as existing and enforced as of the Commencement Date;

(xvi) any costs (other than property management fees) of a type excluded from Reimbursable Operating Costs pursuant to Section 8.F of the Original Master Lease; or

(xvii) costs for renovating, reconfiguring or remodeling (as opposed to costs of operation, maintenance and replacement) any other premises in the Project or of the Common Areas of the Project, including the Project Amenities.

(C) If, for thirty (30) or more days during any calendar year, less than ninety-five percent (95%) of the rentable area of the Building is occupied by subtenants, then the Sublandlord Operating Costs for such calendar year shall be deemed to be an amount equal to the Sublandlord Operating Costs which would normally be expected to have been incurred had the Building been at least ninety-five percent (95%) occupied throughout such year, as reasonably determined by Sublandlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)). Furthermore, if Sublandlord shall not furnish any item or items of service the cost of which is included in Sublandlord Operating Costs to any portions of the Building because such portions are not occupied or because such item is not required by the occupant of such portion of the Building or such occupant is providing such service independently, then, for the purposes of computing Sublandlord Operating Costs, an equitable adjustment shall be made so that the cost of the item in question shall be shared only by occupants actually receiving the benefits thereof.

(3) “Rent” shall mean, collectively, Base Rent, Additional Rent, and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent”, all of which are deemed and designated as rent pursuant to the terms of this Sublease. Base Rent and Additional Rent are payable hereunder in advance without setoff, deduction, notice or demand. Unless expressly set forth to the contrary in this Sublease, all other amounts payable by Subtenant hereunder are payable within thirty (30) days following Sublandlord’s delivery of an invoice therefor to Subtenant.

(4) “Subtenant’s Percentage Share” shall mean, as applicable given the context, Subtenant’s Building Percentage Share and/or Subtenant’s Project Percentage Share, as follows:

(A) “Subtenant’s Building’s Percentage Share” shall mean 21.71%, which is derived by dividing the rentable area of the Subleased Premises by the rentable area of the Building and multiplying the quotient by 100. Subtenant’s Building Percentage Share will be applicable to Landlord Operating Costs attributable to the Building and Sublandlord Operating Costs attributable to the Building.

(B) “Subtenant’s Project Percentage Share” shall mean 6.82%, which is derived by dividing the rentable area of the Subleased Premises by the rentable area of the Project and multiplying the quotient by 100. Subtenant’s Project Percentage Share will be applicable to Landlord Operating Costs attributable to the Project and Sublandlord Operating Costs attributable to the Project.

(b) Payment of Operating Costs. In addition to the Base Rent payable hereunder, from and after the Commencement Date, for each full or partial calendar year of the Term, Subtenant, as Additional Rent, shall pay the applicable Subtenant’s Percentage Share of Operating Costs for the then current calendar year. For the calendar year 2007, Sublandlord’s initial estimate is that Operating Costs will equal $.93 per rentable square foot per month.

(c) Procedure. The determination and adjustment of Additional Rent payable hereunder shall be made in accordance with the following procedures:

(1) Landlord Operating Costs. Sublandlord shall give Subtenant written notice of its estimate of the amount of Subtenant’s Percentage Share of Landlord Operating Costs payable for each calendar year; such estimate may be aggregated with Sublandlord’s estimate of Sublandlord Operating Costs payable for such year. Subtenant may amend such estimate in good faith from time to time during any calendar year. On or before the first day of each calendar month during each full or partial calendar year throughout the Term, Subtenant shall pay to Sublandlord as Additional Rent one-twelfth (1/12th) of such estimated amount. If for any reason Sublandlord has not provided Subtenant with an estimate of the amount of Subtenant’s Percentage Share of Landlord Operating Costs on or before the first day of January of any calendar year during the Term, then (a) until the first day of the calendar month following the month in which Sublandlord delivers such estimate, Subtenant shall continue to pay to Sublandlord on the first day of each calendar month the sum payable by Subtenant under this Section 3.2(c)(1) for the month of December of the preceding year, and (b) together with such estimate, Sublandlord shall give notice to Subtenant stating whether the installments of Landlord Operating Costs payments previously made for such year were greater or less than the installments of Landlord Operating Costs payments to be made for such year, and (i) if there shall be a deficiency, Subtenant shall pay the amount thereof to Sublandlord within thirty (30) days after the delivery of Sublandlord’s estimate, or (ii) if there shall have been an overpayment, Sublandlord shall apply such overpayment as a credit against the next accruing monthly installment(s) of Rent due from Subtenant until fully credited to Subtenant or, at Sublandlord’s discretion, Sublandlord may pay the amount thereof to Subtenant by check, and

(c) on the first (1st) day of the calendar month following the month in which Sublandlord’s estimate is given to Subtenant and on the first day of each calendar month throughout the remainder of such calendar year, Subtenant shall pay to Sublandlord an amount equal to one-twelfth (1/12th) of the new Landlord Operating Costs payment, as described above. Subtenant’s estimated payments of Subtenant’s Percentage Share of Landlord Operating Costs shall be reconciled from time to time with the actual amounts thereof due as and when Sublandlord is notified by Landlord of the actual amounts of Landlord Operating Costs; and Sublandlord will deliver to Subtenant a copy of any such notice(s) from Landlord upon which such reconciliation may be based.

(2) Sublandlord Operating Costs.

(A) Sublandlord’s Estimate. On or about the Commencement Date, and on the first day of January of each subsequent full or partial calendar year during the Term, or as soon thereafter as is practicable, Sublandlord shall furnish Subtenant with a statement setting forth in reasonable detail Sublandlord’s estimate of Sublandlord Operating Costs for the calendar year in which the Commencement Date occurs or the forthcoming calendar year, as applicable; such estimate may be aggregated with Sublandlord’s estimate of Sublandlord Operating Costs payable for such year. On or before the first day of each calendar month during such year, Subtenant shall pay to Sublandlord as Additional Rent (i) one-twelfth (1/12th) of Subtenant’s Building Percentage Share of the estimated Sublandlord Operating Costs and (ii) one twelfth (1/12) of Subtenant’s Project Percentage Share of the estimated Sublandlord Operating Costs (as such estimate may be modified from time to time by Sublandlord). If for any reason Sublandlord has not provided Subtenant with an estimate of Sublandlord Operating Costs on or before the first day of January of any calendar year during the Term, then (a) until the first day of the calendar month following the month in which Subtenant is given Sublandlord’s estimate, Subtenant shall continue to pay to Sublandlord on the first day of each calendar month the sum payable by Subtenant under this Section 3.2(c)(2)(A) for the month of December of the preceding year, and (b) promptly after Sublandlord’s estimate is furnished to Subtenant, Sublandlord shall give notice to Subtenant stating whether the installments of Sublandlord Operating Costs payments previously made for such year were greater or less than the installments of Sublandlord Operating Costs payments to be made for such year, and (i) if there shall be a deficiency, Subtenant shall pay the amount thereof to Sublandlord within thirty (30) days after the delivery of Sublandlord’s estimate, or (ii) if there shall have been an overpayment, Sublandlord shall apply such overpayment as a credit against the next accruing monthly installment(s) of Rent due from Subtenant until fully credited to Subtenant or, at Sublandlord’s discretion, Sublandlord may pay the amount thereof to Subtenant by check, and (c) on the first (1st) day of the calendar month following the month in which Sublandlord’s estimate is given to Subtenant and on the first day of each calendar month throughout the remainder of such calendar year, Subtenant shall pay to Sublandlord an amount equal to one-twelfth (1/12th) of the new Sublandlord Operating Costs payment, as described above.

(B) Reconciliation of Sublandlord Operating Costs. On or about the first day of March of each calendar year during the Term, commencing with the calendar year 2008, or as soon thereafter as is reasonably practicable, Sublandlord will furnish Subtenant with a statement of the actual Sublandlord Operating Costs for the preceding year, reconciling the amounts paid pursuant to Sublandlord’s estimate and the actual amounts payable hereunder. Within thirty (30) days after Sublandlord’s delivery of such statement, Subtenant shall make a lump sum payment to Sublandlord in the amount, if any, by which Subtenant’s Percentage Share of Sublandlord Operating Costs for such preceding year, as shown on such statement, exceeds the aggregate of the monthly installments of Subtenant’s Percentage Share of Sublandlord Operating Costs paid during such preceding year. If Subtenant’s Percentage Share of Sublandlord Operating Costs, as shown on such statement, is less than the aggregate of the monthly installments of Subtenant’s Percentage Share of Sublandlord Operating Costs actually paid by Subtenant during such preceding year, then Sublandlord shall apply such amount to the next accruing monthly installment(s) of Rent due from Subtenant until fully credited to Subtenant. Sublandlord’s failure to deliver or delay in delivering a statement of actual Sublandlord Operating Costs with respect to any calendar year shall in no event be construed as Sublandlord’s waiver of the right to so deliver such statement or collect Subtenant’s Percentage Share of Sublandlord Operating Costs as described herein, nor shall it be construed as a waiver of Subtenant’s obligation to pay such amounts.

(C) Subtenant’s Audit Right. Provided that Subtenant is not in default hereunder and has paid all amounts due hereunder (including all Additional Rent), Subtenant may, one hundred twenty (120) days after receiving Sublandlord’s annual statement of Sublandlord Operating Costs, give Sublandlord written notice (“Review Notice”) that Subtenant intends to cause an independent, nationally recognized certified public accountant who charges for its services on an hourly basis and is not compensated on a so-called “contingency” basis (a “Third Party Auditor”) to inspect, during normal business hours, Sublandlord’s accounting records with respect to Sublandlord Operating Costs for the calendar year covered by such statement (the “Subtenant Review”); provided, however, that, as a condition precedent to any such inspection, Subtenant shall deliver to Sublandlord a copy of Subtenant’s written agreement with such Third Party Auditor, which agreement shall include provisions which state that (i) such Third Party Auditor will not in any manner solicit or agree to represent any other occupant of the Project with respect to an audit or other review of Sublandlord’s accounting records at the Project, (ii) Subtenant and such Third Party Auditor shall maintain in strict confidence any and all information obtained in connection with the Subtenant Review and shall not disclose such information to any person or entity other than to the legal representatives and management personnel of Subtenant or as required by law, and (iii) Sublandlord is an intended third-party beneficiary of such agreement. Within a reasonable time (not to exceed sixty (60) days) after receipt of the Review Notice, Sublandlord shall make pertinent records available for inspection that are reasonably necessary for Subtenant to conduct its review. If any such records are maintained at a location other than the office of the Project, Subtenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. Subtenant shall be solely responsible for all costs, expenses and fees incurred for the Subtenant Review. Within sixty (60) days after the records are made available to Subtenant, Subtenant shall have the right to give Sublandlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Sublandlord’s statement of Sublandlord Operating Costs for the applicable year. If Subtenant fails to give Sublandlord an Objection Notice within such sixty (60) day period or fails to provide Sublandlord with a Review Notice within the one hundred twenty (120) day period described above, Subtenant shall be deemed to have approved Sublandlord’s statement of Sublandlord Operating Costs and shall be barred from raising any claims regarding Sublandlord Operating Costs for that calendar year. If Subtenant provides

Sublandlord with a timely Objection Notice, Sublandlord and Subtenant shall work together in good faith to resolve any issues raised in Subtenant’s Objection Notice. If Sublandlord and Subtenant determine that Subtenant’s Percentage Share of Sublandlord Operating Costs for the calendar year was overstated by Sublandlord, Sublandlord shall provide Subtenant with a credit against Subtenant’s Percentage Share of Sublandlord Operating Costs next coming due in the amount of the overpayment by Subtenant. If Sublandlord and Subtenant determine that Subtenant’s Percentage Share of Sublandlord Operating Costs for the calendar year was understated by Sublandlord, Subtenant shall pay Sublandlord the amount of any underpayment within thirty (30) days thereafter. The parties’ sole remedy for an error in the determination of Subtenant’s Percentage Share of Sublandlord Operating Costs for any full or partial calendar year shall be for the parties to make appropriate payments or credits, as the case may be, to each other as set forth above. Subtenant shall be responsible for all costs and expenses associated with Subtenant’s Review, and Subtenant shall be responsible for all audit fees, attorneys’ fees and other costs of Subtenant relating to the resolution of any dispute pursuant to this Section (collectively, the “Costs”), provided that if the parties’ final resolution of the dispute concludes that Sublandlord overstated Sublandlord Operating Costs for such year by an amount in excess of five percent (5%) of actual Sublandlord Operating Costs, then Sublandlord shall be responsible for the Costs.

(d) Survival. The expiration or earlier termination of this Sublease shall not affect the rights and obligations of Sublandlord and Subtenant pursuant to this Section 3.2, and such obligations shall survive any expiration or earlier termination of this Sublease.

3.3 Project Amenities Costs. Sublandlord will provide certain Project amenities (the “Project Amenities”) to occupants of the Project, including a fitness center (located in the Building), conference room (anticipated to be located in Building 3), cafeteria (located in Building 1) and, at Sublandlord’s discretion, a day care center. It is anticipated that once occupancy in the Project equals 100,000 rentable square feet or more, Sublandlord will commence operations of the proposed fitness center, conference room and limited cafeteria operations (limited operations means that pre-cooked or pre-prepared food and beverages will be available for sale, but full kitchen cooking operations will not yet commence); at such point as occupancy levels meet or exceed 250,000 rentable square feet, full cafeteria operations are anticipated to commence. The pro-rata cost (on a rentable square foot basis) of providing the Project Amenities (“Project Amenities Costs”) will be included within Sublandlord Operating Costs but only when such services are provided to Subtenant, with the pro-rata allocation to be determined by dividing the rentable area of the Subleased Premises by the rentable area of the Project, net of the rentable area of the Project Amenities; provided that in no event will Subtenant be required to pay more for Project Amenities on a per rentable square foot basis than any other Project occupant and all such costs shall be treated as costs attributable to the Project (regardless of whether such amenity is located in the Building) such that Subtenant shall only be responsible for Subtenant’s Project Percentage Share of such costs. Notwithstanding the foregoing, each employee of any Project occupant who desires to use the fitness center will be required to pay a monthly fee (initially, $25.00 per month, but such fee may be adjusted from time to time by Sublandlord to account for increases in costs of operation of the fitness center) for the right to use the fitness center. Sublandlord will offset all such fees collected against the portion of Project Amenities Costs attributable to the fitness center and which would otherwise be included in Sublandlord Operating Costs. Any renovation, reconfiguration or remodeling of the common areas of the Project, including the Project Amenities, shall be performed in a manner so as not to unreasonably interfere with Subtenant’s use of or access to the Subleased Premises or Subtenant’s parking rights.

4. Security Deposit. Concurrently with Subtenant’s execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of $86,010.40 (the “Security Deposit”). The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the provisions of this Sublease to be performed or observed by Subtenant. If Subtenant fails to pay rent or other sums due hereunder within applicable notice and cure periods, or otherwise defaults beyond applicable notice and cure periods with respect to any provisions of this Sublease, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any rent or other sum in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts. If Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) following the expiration of the Term, and after the later to occur of (x) Subtenant’s vacation of the Subleased Premises and (y) Subtenant’s satisfactory completion of any restoration work required of Subtenant hereunder. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Subtenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, to the extent that such laws provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant, or to clean the Subleased Premises.

5. Use and Occupancy.

5.1 Use. The Subleased Premises shall be used and occupied only for general office use, and for no other use or purpose without Sublandlord’s prior written consent which may be predicated upon receipt of Landlord’s prior written consent.

5.2 Compliance with Master Lease.

(a) By Subtenant. Subtenant agrees that it will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder as a result of any such violation or default. Subtenant further covenants and agrees to indemnify Sublandlord against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including attorneys fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease. Any other provision in this Sublease to the contrary notwithstanding, Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay Landlord to the extent arising out of a request by Subtenant for, or use by Subtenant of, additional or over-standard Building services (for example, but not by way of limitation, charges associated with after-hours HVAC usage and overstandard electrical charges) after the expiration of the Rent Abatement Period.

(b) By Sublandlord. Sublandlord agrees that it will perform its obligations under the Master Lease during the Term and will not amend or modify the Master Lease in any way or take any action under the Master Lease which would increase Subtenant’s obligations hereunder (other than in a de minimus way, such as requiring Subtenant to send notices to an additional address, etc.) or materially adversely affect Subtenant’s rights hereunder. Without limitation, Sublandlord agrees that it will not terminate the Master Lease without the prior written consent of Subtenant, except as Sublandlord may be entitled to terminate the Master Lease in the event of casualty or condemnation. Subject to the provisions of Section 9.D of the Original Master Lease as incorporated herein by reference by Section 8.2 below and to the provisions of clause (b) of Section 13 below, Sublandlord shall indemnify, defend, protect and hold harmless Subtenant harmless from, all damages, liabilities, losses, claims, attorneys’ fees, costs and expenses arising from the negligence or willful misconduct of Sublandlord or its agents or contractors or a breach of Sublandlord’s obligations under this Sublease or the Master Lease.

(c) Master Lease Renewal. Sublandlord will not exercise its rights to renew the Master Lease.

5.3 Rules and Regulations. Subtenant shall comply with the rules and regulations for the Building attached hereto as Exhibit D and such amendments or supplements thereto as Sublandlord may adopt from time to time with prior notice to Subtenant (the “Rules and Regulations”), and with all recorded covenants, conditions and restrictions now or hereafter affecting the Building or the Project (collectively, “CC&Rs”) that do not prohibit Subtenant’s use of the Subleased Premises for general office use and to the extent the same do not materially adversely increase Subtenant’s obligations or materially adversely decrease Subtenant’s rights under this Sublease. Subtenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all Rules and Regulations and CC&Rs. Notwithstanding the foregoing, Sublandlord agrees that (i) any Rules and Regulations promulgated by Sublandlord shall not be unreasonably modified or amended or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Subtenant’s business and no Rule or Regulation shall unreasonably or materially interfere with Subtenant’s permitted use, (ii) Sublandlord shall provide Subtenant with reasonable advance notice of any CC&R’s and any modification or amendment of the Rules and Regulations or CC&R’s, and (iii) in the event of a conflict between the Rules and Regulations and the provisions of this Sublease, the provisions of this Sublease will control; Subtenant acknowledges that it has received a copy of the current (as of the date of this Sublease) CC&R’s. Without limitation on the foregoing, Subtenant acknowledges that CC&R’s may provide for some or all of the Project Common Areas to be transferred to a property owners’ association which will assume the obligation to cause to be operated and maintained some or all of the Project Common Areas (typically, through a property management/maintenance company retained by the property owners’ association in respect of such obligations); in such event, any costs incurred by Sublandlord to pay such property owners’ association fee will be included in Operating Costs subject to the terms of Section 3.2 above. Sublandlord shall not be liable to Subtenant for or in connection with the failure of any other tenant of the Building or Project to comply with any rules and regulations applicable to such other occupant under its lease or sublease.

5.4 Landlord’s Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees (without otherwise limiting Sublandlord’s express obligations hereunder) that Sublandlord shall be entitled to look to Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs or any other obligation of Landlord under the Master Lease. Except as otherwise expressly provided herein, Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building or Project by Landlord, and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, or (ii) liability on the part of Sublandlord. Notwithstanding the foregoing, Sublandlord shall promptly take such action as may reasonably be indicated, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so and shall thereafter use diligent efforts to secure timely completion of such performance by Landlord.

5.5 Maintenance.

(a) Sublandlord’s Maintenance. Sublandlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) all structural elements and components of the Building, including the roof and the roof membrane (except to the extent that the responsibility for such work is Landlord’s pursuant to the Master Lease); (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general and/or the Subleased Premises (but not any such systems which serve the Subleased Premises exclusively); (3) the “Building Common Areas” (i.e., those areas within the Building devoted to corridors, elevator lobbies, vending areas and lobby areas (whether at ground level or otherwise), and other similar facilities provided for the common use or benefit of tenants generally and/or the public (Building Common Areas will not include, but Sublandlord will be responsible for the maintenance of, those areas within the Building used for elevator shafts, flues, vents, stacks, pipe shafts, risers and other vertical penetrations, mechanical rooms, elevator mechanical rooms, janitorial closets, electrical and telephone closets, mail rooms and similar areas in the Building not designated for the exclusive use of a particular tenant or for the common use of tenants in general (except to the extent that the responsibility for such work is Landlord’s pursuant to the Master Lease)); (4) exterior windows of the Building; (5) elevators serving the Building; and (6) Building standard lighting fixtures (i.e., lamp and ballasts) within the Subleased Premises. Sublandlord shall not be responsible for, and Subtenant shall reimburse Sublandlord within ten (10) business days after demand from Sublandlord, for the cost of any repairs of damage caused by any negligent or intentional act or omission of Subtenant or any of Subtenant’s employees, contractors, invitees, sub-subtenants or agents or because of use of the

Subleased Premises for other than normal and customary office operations. Sublandlord shall perform its obligations under this Section 5.4(a) within a reasonable time (considering the nature and urgency of the repair) after Sublandlord receives written notice of the need for such repairs or maintenance; provided, however, that such notice shall not be required for repairs outside of the Subleased Premises or regularly scheduled periodic maintenance and repairs. Notwithstanding anything to the contrary contained in this Sublease, except as provided in Section 6.2 below or as otherwise expressly provided in this Sublease, Sublandlord shall not be liable for and there shall be no abatement of rent with respect to, any injury to or interference with Subtenant’s business arising from any performance or nonperformance of any repair, maintenance, alteration or improvement in and to any portion of the Project, Building or the Subleased Premises, no actual or constructive eviction of Subtenant shall result from such performance or nonperformance, Subtenant shall not have the right to terminate this Sublease, and Subtenant shall not be relieved from the performance of any covenant or agreement in this Sublease by reason thereof. Subtenant hereby waives and releases its right to make repairs at Sublandlord’s expense under Sections 1932(1), 1933(4), 1941 and 1942 of the California Civil Code or any similar or successor laws now or hereinafter in effect.

(b) Subtenant’s Maintenance. Subtenant shall, at its sole cost and expense, keep the Subleased Premises in good condition and repair, reasonable wear and tear and repairs that are the express responsibility of Sublandlord under this Sublease or of Landlord under the Master Lease excepted. Subtenant’s repair obligations include, without limitation, repairs to: (1) the interior side of demising walls; (2) doors; (3) floor coverings; (4) interior partitions, interior glass, interior window treatments, ceiling tiles, shelving, cabinets, millwork and other tenant improvements; (5) electronic, phone and data cabling and related switches and transmission lines (collectively, “Network Cabling”) that is installed by or for the exclusive benefit of Subtenant and located in the Subleased Premises or other portions of the Building; (6) supplemental air conditioning units installed by or for the benefit of Subtenant, private showers and kitchens, hot water heaters, and similar facilities installed by Subtenant and serving Subtenant exclusively (Subtenant will provide Sublandlord with written copies of all maintenance contracts for such work); and (7) alterations or Subtenant Improvements approved by Sublandlord (and, if required, Landlord) and performed by contractors retained by Subtenant, including related HVAC balancing, but will not include the obligation to maintain Building systems or to make capital expenditures. All work shall be performed in accordance with the rules and procedures described in this Sublease, the Master Lease, or as may otherwise be issued from time to time by Landlord or Sublandlord. If Subtenant fails to make any repairs to the Subleased Premises within applicable notice and cure periods (adjusted as described in Section 10 below), Sublandlord shall have the rights and remedies set forth in Section 13.F of the Master Lease, as incorporated herein. Notwithstanding anything to the contrary herein, Subtenant shall have no responsibility to perform or construct, any repair, maintenance or improvements (subject to Subtenant’s compliance obligation described in Section 5.6 below) which would properly be treated as a “capital expenditure” under generally accepted accounting principles.

5.6 Compliance with Laws. Subtenant shall comply with all laws, including, without limitation, the Americans with Disabilities Act, regarding the operation of Subtenant’s business and the use, condition, configuration and occupancy of the Subleased Premises and any Subtenant Improvements (defined in Section 15.2(a)) in the Subleased Premises; provided, however, that Subtenant shall have no obligation to comply with laws requiring alterations to the Building or alterations or upgrades to the Building’s systems, except to the extent the same are necessitated by Subtenant’s particular use of the Subleased Premises or the performance of work by or on behalf of Subtenant (subject to Sublandlord’s compliance obligation described in the last sentence of this Section); in such event, however, Sublandlord may elect to perform such work at Subtenant’s cost. Sublandlord shall comply with all laws relating to the Common Areas and the base Building (except to the extent that such compliance is the responsibility of Landlord under the Master Lease), provided that compliance with such laws is not necessitated by Subtenant Improvements or Subtenant’s particular use of the Subleased Premises and is not otherwise the responsibility of Subtenant as expressly provided in this Sublease. Notwithstanding the foregoing, Sublandlord shall have the right to contest any alleged violation of applicable laws in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Sublandlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, Subtenant, not Sublandlord, shall be responsible for the correction of any violations that arise out of or in connection with the specific nature of Subtenant’s business in the Subleased Premises (other than general office use), Subtenant’s arrangement of any furniture, equipment or other property in the Subleased Premises, any repairs performed by Subtenant or any Subtenant Improvements. Sublandlord shall be permitted to include in Operating Costs any costs or expenses incurred by Sublandlord under this Section 5.6 to the extent allowed pursuant to the terms of, and amortized to the extent required by, the provisions of Section 3.2. Subtenant, within ten (10) days after receipt, shall provide Sublandlord with copies of any written notices it receives regarding a violation or alleged violation of any laws. Notwithstanding anything to the contrary herein, including Section 15.2(b), Sublandlord shall be solely responsible for all code-related upgrades or improvements “triggered” by the Initial Subtenant Improvements (unless due to Subtenant’s construction of improvements which are atypical for first class office space or which reflect an anticipated occupancy density of all or any portion of the Subleased Premises which is materially greater than the density for which the Building was designed) or related to the presence of Hazardous Materials on or about the Subleased Premises on or before the Early Access Date or otherwise attributable to Sublandlord.

6. Services.

6.1 Generally. Sublandlord agrees to furnish Subtenant with the following services on all days, 24-hours per day (except as otherwise stated), all of which shall be included in Operating Costs except as otherwise provided in this Sublease with respect to excess usage:

(a) Water. Running City water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas on each floor on which the Subleased Premises are located. If Subtenant desires water in the Subleased Premises for any approved reason, including for kitchen areas in the Subleased Premises, running City water shall be supplied, at Subtenant’s sole cost and expense, from the Building water main through a line and fixtures installed at Subtenant’s sole cost and expense with the prior reasonable consent of Sublandlord. If Subtenant desires hot water in the Subleased Premises, Subtenant, at its sole cost and expense and subject to the prior reasonable consent of Sublandlord, may install a hot water heater in the Subleased Premises;

(b) HVAC. Heating, ventilation and air conditioning (“HVAC”) during Building Hours (i.e., 8:00 a.m. to 6:00 p.m., Monday through Friday, holidays excepted), at such temperatures and in such amounts as is required for the comfortable occupancy and operation of the Subleased Premises, as reasonably determined by Sublandlord. Subtenant shall have the right to receive HVAC service during hours other than Building Hours using Sublandlord’s “after-hours” access card system. Subtenant shall pay Sublandlord the standard charge established from time to time by Sublandlord for the additional service, which charge Subtenant acknowledges for after-hours HVAC service is currently $89.60 per floor (or partial floor) per hour as of the date of this Sublease, and which cost may be increased to the extent that Sublandlord’s actual cost (hereinafter defined) of providing such “after hours” HVAC increases from time to time. The minimum time period for after hours HVAC usage shall be one (1) hour. For purpose of this Section 6.1(b), “actual cost” shall mean the actual cost incurred by Sublandlord, as reasonably determined by Sublandlord, inclusive of a reasonable allocation for wear and tear, depreciation, provided that, notwithstanding the foregoing, any amount actually charged by any unrelated third party to Sublandlord for the supply of HVAC shall be deemed Sublandlord’s “actual cost”. When determining the actual cost of Subtenant’s utility usage pursuant to the terms of this Section 6.1(b), Sublandlord agrees that it shall use the monthly average rate paid by Sublandlord for a particular utility;

(c) Janitorial. Janitor service five (5) days per week (except on dates of the observation of holidays); provided that if Subtenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Subtenant shall pay the additional cost attributable to the special services;

(d) Elevators and Access. Nonexclusive, non-attended automatic passenger elevator service during Building Hours, and at least one elevator available at all other times to provide service to the Subleased Premises. Freight elevator access is available, but the vestibules for the freight elevator on each floor will require card key access. Subtenant shall have access to the Subleased Premises 24-hours per day, 7 days a week, subject to temporary closures due to emergency, casualty, Sublandlord’s security requirements and maintenance, repair or changes to the Building or Project;

(e) Electricity. Electricity to the Subleased Premises for general office use, in accordance with and subject to the terms and conditions of Section 7 below;

(f) Security. On-site security equipment, personnel and procedures, if any, as Sublandlord may elect in its sole discretion to establish from time to time;

(g) Fire Alarm. Fire detectors and alarm serving the Building in general; and

(h) Other. Such other services as Sublandlord reasonably determines are necessary or appropriate for the Building or Project.

6.2 Interruption of Service. Sublandlord’s failure to furnish, or any interruption or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Sublandlord (a “Service Failure”), shall not render Sublandlord liable to Subtenant, constitute a constructive eviction of Subtenant, give rise to an abatement of rent (except as expressly set forth herein), nor relieve Subtenant from the obligation to fulfill any covenant or agreement, provided that if any interruption in services to the Subleased Premises (i) continues for five (5) consecutive business days or more, (ii) is due to the act or omission of Sublandlord or Sublandlord’s employees or agents, (iii) is not attributable to the acts or omissions of Subtenant or Subtenant’s employees, invitees or agents and (iv) prevents Subtenant from occupying any material portion of the Subleased Premises, Base Rent shall abate from and after the fifth (5th) consecutive business day of the interruption to the extent the Subleased Premises are rendered unusable and are actually not used by Subtenant as a result thereof. In no event, however, shall Sublandlord be liable to Subtenant for any loss or damage, direct or indirect, special or consequential, including loss of business or theft of Subtenant’s property, arising out of or in connection with the failure of any security services, personnel or equipment.

7. Use of Electrical Services by Subtenant.

7.1 Normal Electrical Usage. The Building has been designed to accommodate electrical receptacle (120/208v) loads of three and one half (3.5) watts per usable square foot and an average lighting load of two (2) watts per usable square foot during Building Hours, with such average determined on a monthly basis (the “Standard Electrical Usage”), which electrical usage shall be subject to applicable laws, including Title 24. Subtenant will design Subtenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Subtenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Electrical service to the Subleased Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Sublandlord shall have the exclusive right to select any company providing electrical service to the Subleased Premises, to aggregate the electrical service for the Project, Building or Subleased Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Subtenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Subleased Premises. Sublandlord, as part of Operating Costs, shall bear the cost of lamps, starters and ballasts for Building standard lighting fixtures within the Subleased Premises.

7.2 Excess Usage. Subtenant’s use of electrical service shall not exceed, either in voltage, rated capacity or overall load, the Standard Electrical Usage. If Subtenant requests permission to consume excess electrical service, Sublandlord may refuse to consent or may condition consent upon conditions that Sublandlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by law), installation and maintenance costs shall be paid by Subtenant. Sublandlord shall have the right to separately meter or submeter electrical usage for the Subleased Premises and to measure electrical usage by survey or other commonly accepted methods; if Subtenant is consuming in excess of Standard Electrical Usage, such meter or submeter will be installed at Subtenant’s cost.

8. Master Lease and Sublease Terms.

8.1 Subject to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease. Additionally, Subtenant’s rights under this Sublease shall be subject to the terms of the Consent. During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease, to the extent incorporated herein and which pertain to the Subleased Premises and/or this Sublease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease document shall control over the Master Lease.

8.2 Incorporation of Terms of Master Lease. Subject to the provisions of this Article 8, the terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean Subtenant and wherever in the Master Lease the words “Lease” or “Premises” are used such terms shall be deemed to mean this Sublease and the Subleased Premises. Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Any right of Landlord under the Master Lease (a) of access or inspection, (b) to do work in the Master Lease Premises or in the Building, or (c) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

8.3 Clarifications. For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(a) Approvals. In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

(b) Deliveries. In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

(c) Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain; provided that if and to the extent the Subleased Premises contain improvements which constitute “Alterations” or “Tenant Improvements”, as said terms are described in the Master Lease, and neither Sublandlord nor Landlord exercise their right to terminate the Master Lease as a result of such casualty or taking, then Sublandlord will repair and restore such “Alterations” or “Tenant Improvements” to the condition existing prior to such casualty or taking. In addition, Sublandlord shall insure the Subtenant Improvements and Furniture (the cost of which insurance will be included in Sublandlord Operating Costs), and, in the event of any casualty and condemnation (provided neither Sublandlord nor Landlord exercise their right to terminate the Master Lease as a result thereof), Sublandlord shall repair and restore the Subtenant Improvements and Furniture. Subtenant shall reimburse Sublandlord for any increased cost of Sublandlord’s property insurance due to the coverage of the Subtenant Improvements and Furniture required hereunder.

(d) Insurance. In all provisions of the Master Lease requiring Tenant to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy.

8.4 Exclusions. Notwithstanding the terms of Section 8.2 above, the following parts, Sections and Exhibits of the Master Lease shall not be incorporated herein:

(a) Original Master Lease: Article 1, Section 2.A.iv (second paragraph), Section 2.A.vi. Section 2.C, Section 3.A (first, third and fourth sentences only), Section 3.C, Sections 4.A, 4.B. and 4.D, Article 5, Sections 6.A, 6.B (clauses vii, and viii and final sentence only), Sections 6.C, 7.A (third sentence only, and provided that the reference to “Landlord” in the seventh sentence will be deemed a reference to Landlord only, not Sublandlord), 7.C (last two sentences only), 8.A, 8.B, 8.C, 8.D, 8.E, 8.G, 9.B, 9.C (references to “Tenant Improvements” and “Alterations” in the first sentence thereof only), Article 10 (except clause (i) of the first sentence, Tenant acknowledging that the remainder of the items described in said Article 10 will constitute and be included in Operating Costs), Article 11, Article 13 (clauses (viii) and (ix) of the first sentence only), Sections 14.A (second (2nd), third (3rd) and fourth (4th) sentences only), 14.B (final sentence only), 17.A (references to termination rights only), 17.B (clause (ii) and references to “Monthly Amortized Costs” only), 17.G, Article 18, Article 19, Article 20, Sections 21.C, 21.K, 21.M, 21.T, 21.W.

(b) First Amendment: All.

(c) Second Amendment: All.

(d) Third Amendment: All

8.5 Modifications. Notwithstanding the terms of Section 8.2 above, the following provisions of the Master Lease are modified as described below for the purpose of their incorporation into this Sublease:

(a) With respect to the sixth (6th), seventh (7th) and eighth (8th) sentences of Section 6.B of the Original Master Lease, Sublandlord cannot require Subtenant to remove any Sublandlord’s Responsibility Items (defined in Section 15.2(c) below).

(b) With respect to Article 15 of the Original Master Lease, if Landlord elects to terminate the Master Lease pursuant to Section 15.B of the Original Master Lease or if Sublandlord elects to terminate the Master Lease pursuant to Section 15.C of the Original Master Lease, Sublandlord will promptly notify Subtenant and this Sublease will terminate concurrently with the termination of the Master Lease. If neither Landlord nor Sublandlord elects to terminate the Master Lease, Sublandlord will nonetheless provide Subtenant with a copy of Landlord’s notice of the time necessary to complete repairs as provided in Section 15.C of the Original Master Lease, as well as an estimate of the additional time necessary for Sublandlord to complete any repairs required of Sublandlord pursuant to the provisions of Article 15 of the Original Master Lease, and (x) Subtenant will have the same right to terminate the Sublease as Sublandlord has to terminate the Master Lease as described in the second (2nd) and fourth (4th) sentences of Section 15.C of the Original Master Lease as incorporated herein; provided that for such purposes references in the second (2nd) and fourth (4th) sentences of Section 15.C to “Landlord” or Landlord’s” will be deemed to be references to “Sublandlord” or “Sublandlord’s” and “Landlord” or “Landlord’s”.

(c) With respect to Section 17.A of the Original Master Lease, the second (2nd) clause (i) is modified to provide that, except in the case of a Permitted Transfer (as said term is defined in Section 17.E of the Original Master Lease, as said Section has been revised for the purposes of incorporation herein by Section 8.5(d) below), Sublandlord may terminate this Sublease with respect to an assignment of this Sublease or a proposed sublease of any portion of the Subleased Premises for substantially the remainder of the Term (but in the case of a proposed sublease of a portion of the Subleased Premises, such termination will only be with respect to the portion of the Subleased Premises which Subtenant proposes to sublease, and effective as of the date of such termination, the Base Rent payable hereunder, as well as Subtenant’s Building Percentage Share and Subtenant’s Project Percentage Share, will be adjusted to reflect the reduction in the size of the Subleased Premises).

(d) With respect to Section 17.E of the Original Master Lease, in clauses (ii) and (iii), in each case the phrase “has a net worth at the time of and thereafter sufficient to enable it to meet its obligations under this Lease” is deleted and restated, for the purposes of incorporation herein, as follows: “has a net worth which, in Sublandlord’s reasonable determination, is equal to or in excess of the net worth of Subtenant as of the date immediately preceding the proposed assignment.”

(e) Except as set forth in Section 8.5(b) above, references in the following provisions of the Master Lease to “Landlord” shall mean “Landlord”: Articles 15 and 16.

(f) All of Subtenant’s and Sublandlord’s maintenance and repair obligations under this Sublease shall be subject to the provisions of Section 9.D of the Master Lease, as incorporated herein, which provisions shall apply as between Sublandlord and Subtenant notwithstanding anything to the contrary in this Sublease and without regard to the negligence or willful misconduct of the person or entity released thereunder.

(g) The reference in Section 15.C of the Original Master Lease to “three hundred sixty five (365)” shall be deemed to be “two hundred seventy (270)”.

(h) Whenever there is an obligation to pay the costs and expenses of “Landlord”, Subtenant shall only be obligated to pay Sublandlord’s costs and expenses to the extent they exceed or are separate from Landlord’s costs and expenses; provided that Sublandlord shall not be entitled to independently charge Subtenant any review costs or construction supervision fees in connection with Subtenant’s Initial Improvements.

(i) With respect to Section 21(g) of the Original Master Lease, Sublandlord will be permitted to enter the Subleased Premises in order to perform any maintenance and repair tasks applicable to the Subleased Premises or the Building or to facilitate the construction of improvements within the Building (for example, access may be necessary in order to install connections between rooftop facilities and the premises of Building occupants on lower floors who are served by such facilities) which work will not require Subtenant’s prior consent, to access the Telecom Riser Room and Mechanical Room and other similar facilities located on the floor(s) on which the Subleased Premises are located; Sublandlord agrees to use reasonable efforts to minimize disturbance to Subtenant’s business operations in the Subleased Premises as a result of any such entry and to provide reasonable (i.e., at least twenty-four (24) hours) advance notice (which may be telephonic) to Subtenant of any such entry, except in the case of emergency.

9. Assignment and Subletting. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises except subject to and in compliance with all of the terms and conditions of Article 17 of the Original Master Lease, and Sublandlord (in addition to Landlord) shall have the same rights with respect to assignment and subleasing as Landlord has under such Article 17, as incorporated herein, provided, however, that:

(a) fifty percent (50%) of all excess rent (calculated as provided in Section 17.C of the Original Master Lease, as incorporated herein) in connection with any such assignment or sublease shall be payable to Sublandlord as and when received by Subtenant; and

(b) Subtenant shall be entitled to retain all remaining excess rent.

Subtenant shall pay all fees and costs payable to Master Landlord pursuant to the Master Lease in connection with any proposed assignment, sublease or transfer of the Subleased Premises, together with all of Sublandlord’s reasonable out-of-pocket costs relating to Subtenant’s request for such consent (not to exceed $2,500.00), regardless of whether such consent is granted, and the effectiveness of any such consent shall be conditioned upon Master Landlord’s and Sublandlord’s receipt of all such fees and costs. The sale of shares of Subtenant’s stock on a nationally recognized securities exchange in the normal course of trading (as opposed to the transfer of shares in connection with a merger or acquisition) will not constitute an assignment of Subtenant’s interest in this Sublease.

10. Default. Except as expressly set forth herein, Subtenant shall perform all obligations in respect of the Subleased Premises that Sublandlord would be required to perform pursuant to the Master Lease, to the extent incorporated herein. It shall constitute an event of default hereunder if Subtenant fails to perform any obligation hereunder (including, without limitation, the obligation to pay Rent), or any obligation under the Master Lease which has been incorporated herein by reference, and, in each instance, Subtenant has not remedied such failure after delivery of any written notice required under this Sublease and passage of the cure periods prescribed in Section 13 of the Master Lease as incorporated herein, provided that with respect to non-monetary defaults, Subtenant’s cure period shall be the longer of (A) one-half of, or (B) five (5) calendar days less than, the actual cure period provided for such non-monetary default under the Master Lease, as incorporated herein.

11. Remedies. In the event of any default hereunder by Subtenant, Sublandlord shall have all remedies provided to the “Landlord” in the Master Lease, as incorporated herein and all other rights and remedies otherwise available at law and in equity. Without limiting the generality of the foregoing, Sublandlord may continue this Sublease in effect after Subtenant’s breach and abandonment and recover Rent as it becomes due. Sublandlord may resort to its remedies cumulatively or in the alternative.

12. Right to Cure Defaults. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable grace or cure periods, then Sublandlord shall have the rights and remedies specified in Section 13.F of the Master Lease, as incorporated herein. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.

13. Sublandlord’s Liability. Notwithstanding any other term or provision of this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (a) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and/or assigns to perform or cause to be performed Landlord’s obligations under the Master Lease, except as otherwise provided herein, (b) lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (c) any damages or other liability arising from or incurred in connection with the suitability of the Subleased Premises for Subtenant’s intended uses. Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under applicable law. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against Sublandlord’s stockholders, directors, officers, or partners on account of any of Sublandlord’s obligations or actions under this Sublease. As used in this Sublease, the term “Sublandlord” means the holder of the tenant’s interest under the Master Lease and the holder of Sublandlord’s interest under this Sublease. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder. Sublandlord may transfer and deliver any then existing Security Deposit to the transferee of Sublandlord’s interest under this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto provided that such transferee has assumed in writing all of Sublandlord’s obligations under this Sublease.

14. Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, then Section 21.A of the Master Lease, as incorporated herein, shall govern the payment of attorneys’ fees in connection therewith.

15. Delivery of Possession.

15.1 Generally. Except as expressly set forth herein, Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in good “broom-clean” condition, with all Building systems in good operating condition and in material compliance with all applicable laws, and otherwise in their “AS IS” condition as the Subleased Premises exists on the date of this Sublease. Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture other than the Furniture (defined below), fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the Building Common Areas. Subtenant acknowledges that it is not authorized to make or perform any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Lease and that upon termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in the same condition as the Subleased Premises were at the commencement of the Term, reasonable wear and tear, casualty, condemnation, Hazardous Materials (other than those released by Subtenant or its agents, invitees, employees and contractors) and those Subtenant Improvements the removal of which is not required by the terms hereof excepted; in any event, at Subtenant’s cost, Subtenant will remove all telecommunications and data cabling (including Network Cabling) installed by or for the benefit of Subtenant.

15.2 Subtenant’s Improvements.

(a) Generally. If Subtenant intends to construct improvements within the Subleased Premises (“Subtenant Improvements”), all Subtenant Improvements shall be carried out in accordance with the Master Lease, as incorporated herein, and will be subject to Landlord’s prior written approval to the extent required under the Master Lease. Sublandlord will have the right to reasonably approve the plans and specifications for any proposed Subtenant Improvements, as well as any contractors whom Subtenant proposes to retain to perform such work (provided that Sublandlord may designate the contractors who will perform work on the Building’s electrical, HVAC or life-safety systems). Sublandlord’s consent shall not be unreasonably withheld with respect to proposed Subtenant Improvements that (a) comply with all applicable laws; (b) are compatible with the Building, its architecture and its mechanical, electrical, HVAC and life safety systems; (c) do not interfere with the use and occupancy of any other portion of the Building by any other occupant or their invitees; (d) do not affect the structural portions of the Building; (e) do not and shall not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building; and (f) do not affect the exterior appearance of the Building. In determining whether to consent to proposed Subtenant Improvements, Sublandlord shall have the right to review and approve plans and specifications for proposed Subtenant Improvements, construction means and methods, the identity of any contractor or subcontractor to be employed on the work for Subtenant Improvements, and the time for performance of such work. In connection with any proposed Subtenant Improvements, Subtenant will be solely responsible for providing any reasonable security required by Landlord pursuant to Section 7.A of the Original Master Lease. Additionally, if Sublandlord in good faith determines that Subtenant proposes to construct Subtenant Improvements which would be materially more expensive to remove than the typical office improvements located in the Building, Sublandlord, in Sublandlord’s discretion, may require as a condition to granting its consent to such proposed Subtenant Improvements that Subtenant increase the Security Deposit by an amount reasonably determined by Sublandlord to be sufficient to secure the performance of Subtenant’s obligation to restore or remove such Subtenant Improvements at the expiration or sooner termination of the Sublease (whether such restoration is required by Landlord or Sublandlord). Subtenant shall supply to Sublandlord any documents and information reasonably requested by Sublandlord in connection with any Subtenant Improvements. Sublandlord may hire outside consultants to review such documents and information and Subtenant shall reimburse Sublandlord for the cost thereof as well as Sublandlord’s internal costs; provided that Sublandlord will not have the right to charge Subtenant for any such costs in connection with the Initial Subtenant Improvements. All Subtenant Improvements permitted hereunder shall be made and performed by Subtenant without cost or expense to Sublandlord. Upon completion of any Subtenant Improvements, Subtenant shall provide Sublandlord, at Subtenant’s expense, with a complete set of “as built” plans on Mylar and specifications reflecting the actual conditions of the Subtenant Improvements as constructed in the Subleased Premises, together with a copy of such plans on diskette in AutoCAD format or such other format as may then be in common use for computer assisted design purposes; additionally, Subtenant will provide Sublandlord with the items required under clauses (i) through (iii) of Section 7.A of the Original Master Lease for delivery to Landlord. Sublandlord shall have the right to promulgate commercially reasonable rules and regulations regarding the performance of Subtenant Improvements; Subtenant’s initial guidelines for construction are attached hereto as Exhibit E. Sublandlord will not charge any construction management fee, nor will Subtenant be charged for utilities consumption, with respect to Subtenant’s initial Subtenant Improvements described in Exhibit F hereto (the “Initial Subtenant Improvements”) (as opposed to subsequent Subtenant Improvements); however, if and to the extent that Landlord imposes a construction management fee with respect to any Subtenant Improvements, or otherwise passes through review fees and costs, Subtenant will be responsible for paying such sums. Subject to Sublandlord’s review of more detailed plans, Sublandlord hereby consents to Subtenant’s construction of the Initial Subtenant Improvements and agrees that Subtenant shall not be required to provide any increase in the Security Deposit with respect thereto.

(b) Code-Required Work. Subject to the provisions of Section 5.6 above, if the performance of any Subtenant Improvements or other work by Subtenant within the Subleased Premises “triggers” a requirement for code-related upgrades to or improvements of any portion of the Building or Project, Subtenant shall be responsible for the cost of such code-required upgrade or improvements.

(c) Allowance.

(1) Sublandlord hereby grants to Subtenant an allowance of One and No/100 Dollar ($1.00) per rentable square foot of the Subleased Premises (which, based upon 30,718 rentable square feet, equates to $30,718.00 (the “Allowance”). The Allowance is to be used only for payment of the cost of preparing space plans and construction drawings, including mechanical, electrical, plumbing and structural drawings, for the payment of plan check, permit and license fees relating to construction, and construction of Subtenant Improvements.

(2) Disbursement. The Allowance shall be paid to Subtenant, within thirty (30) days following receipt by Sublandlord of (1) receipted bills covering all labor and materials expended and used in the construction of the Initial Subtenant Improvements; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Subtenant containing an approval by Subtenant of the work done; (3) full and final waivers of lien; (4) as-built plans (if applicable) of any initial Subtenant Improvements (as described in Section 15.2(a) above); and (5) the certification of Subtenant and its architect that the Initial Subtenant Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Sublandlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under this Sublease, and Sublandlord’s obligation to disburse shall only resume when and if such default is cured.

(d) End of Term. Subtenant expressly acknowledges that Landlord or Sublandlord may require Subtenant to remove some or all Subtenant Improvements at the expiration or sooner termination of the Term; however, if Landlord requires the removal/restoration of Subtenant’s proposed reception area, conference room(s) or any newly constructed offices and provided that Subtenant is not then in default hereunder, Sublandlord will provide Subtenant with a credit against Base Rent payable hereunder (or, if Base Rent is no longer payable hereunder, a reimbursement of the cost of such removal/restoration) equal to the cost of such removal/restoration up to a maximum credit or reimbursement of $50,000.00, in order to assist in defraying the cost of such restoration. Subtenant will also be responsible for the performance of the items of work required by clauses (i), (ii), (iii), (iv) and (v) (to the extent Tenant installs cabling) of Section 6.B of the Original Master Lease, to the extent applicable to the Subleased Premises. Subtenant acknowledges that Landlord may notify Sublandlord following the scheduled expiration of this Sublease of Landlord’s determination that certain alterations performed by Subtenant must be removed. Sublandlord agrees to attempt to procure Landlord’s determination in this regard at Subtenant’s request; however, the parties acknowledge that Subtenant’s obligation to remove any Subtenant Improvements which Landlord requires the removal of (and the removal of which is not the express responsibility of Sublandlord pursuant to this Section 15.2(c) will survive the expiration or sooner termination of this Sublease.

16. Holding Over. If Subtenant holds over after the expiration or earlier termination of this Sublease with the express or implied consent of Sublandlord, such tenancy shall be from month-to-month only and shall not constitute a renewal hereof or an extension for any further term. Such month-to-month tenancy shall be subject to all the terms and provisions of this Sublease, except that Subtenant shall pay Base Rent and Additional Rent in an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the greater of: (1) the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover; or (2) the fair market gross rental for the Subleased Premises as reasonably determined by Sublandlord. Nothing contained in this Section 16 shall be construed as consent by Sublandlord to any holding over by Subtenant, and Sublandlord expressly reserves the right to recover immediate possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Landlord, as the case may be, or to perform improvements for a new subtenant, as a result of Subtenant’s holdover, Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers from the holdover; Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover, which Master Lease holdover rent may apply to the entire Master Lease Premises. Notwithstanding any other term or provision of this Sublease, if the Term expires on the Expiration Date (as opposed to an early termination for any reason), Subtenant shall be entitled to hold over, without any payment of Base Rent and Additional Rent, solely for the purpose of performing any repair/restoration obligations of Subtenant under this Sublease, so long as (x) Subtenant’s work of repair/restoration does not interfere with Sublandlord’s restoration work, if any, which is concurrently being performed in the Building and (y) in no event will Subtenant have any right to remain in the Subleased Premises for any reason whatsoever following the date which precedes the date of expiration of the term of the Master Lease.

17. Parking. During the Term Subtenant shall be permitted to use one hundred sixteen (116) (i.e., 3.78 spaces per 1,000 rentable square feet in the Subleased Premises) of the parking spaces allocated to Sublandlord in the Master Lease at no additional charge. Such parking shall be provided on an unreserved basis. One (1) reserved parking space located in the underground parking lot directly beneath the Subleased Premises for each full floor occupied by Subtenant shall be allocated to Subtenant from the amount described above. Sublandlord reserves the right in the future to designate reserved parking spaces at Sublandlord’s sole discretion only if Subtenant is at such time equitably allocated comparable reserved parking spaces.

18. Notices: Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next business day delivery, or (c) sent by United States certified or registered mail, return receipt requested, addressed: (i) if to Sublandlord, at the following addresses:

Oracle USA, Inc.
c/o Oracle Corporation
1001 Sunset Boulevard
Rocklin, California 95765
Attn: Lease Administration

with a copy to:

Oracle USA, Inc.
c/o Oracle Corporation
500 Oracle Parkway
Box 5OP7
Redwood Shores, California 94065
Attn: Legal Department

and (ii) if to Subtenant, at the following address:

Before the Commencement Date:

Pain Therapeutics, Inc.
415 Browning Way
South San Francisco, California 94080
Attn: Chief Financial Officer

After the Commencement Date:

Pain Therapeutics, Inc.
2211 Bridgepointe Parkway, 5th Floor
San Mateo, California 94404
Attn: Chief Financial Officer

and to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attn: Susan P. Reinstra

or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.

19. Furniture. During the Term, at no charge to Subtenant, Subtenant shall be permitted to use the existing modular and office furniture and cabling located in the Subleased Premises and described in more particular detail in Exhibit C attached hereto (the “Furniture”). Such Furniture shall be delivered in its current “as-is” condition. Subtenant shall accept the Furniture in its current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the Subleased Premises); for purposes of documenting the current condition of the Furniture, Subtenant and Sublandlord shall, prior to the Commencement Date, conduct a joint walk-through of the Subleased Premises in order to inventory items of damage or disrepair in the Furniture. Subtenant shall use the Furniture only for the purposes for which such Furniture is intended and shall be responsible for the proper maintenance, care and repair of the Furniture, at Subtenant’s sole cost and expense. No item of Furniture shall be removed from the Subleased Premises without Sublandlord’s prior written consent. On or about the date of expiration of the Term, the parties shall once again conduct a walk-through of the Subleased Premises to catalog any items of damage, disrepair, misuse or loss among the Furniture (reasonable wear and tear, casualty and condemnation excepted), and Subtenant shall be responsible, at Subtenant’s sole cost and expense, for curing any such items (including, with respect to loss, replacing any lost item with a substantially similar item reasonably acceptable to Sublandlord). Subtenant shall not modify, reconfigure or relocate any furniture except with the advance written permission of Sublandlord, and any work of modifying any Furniture (including, without limitation, changing the configuration of, “breaking down” or reassembly of cubicles or other modular furniture) and any maintenance of the same shall be performed at Subtenant’s sole cost using Sublandlord’s specified vendors or an alternate vendor approved in writing by Sublandlord (such approval to be granted or withheld in Sublandlord’s good faith discretion, based upon Sublandlord’s assessment of factors which include, without limitation, whether the performance by such vendor will void applicable warranties for such furniture and whether such vendor is sufficiently experienced in the design of such furniture). Notwithstanding anything to the contrary herein, Sublandlord will remove any Furniture from the Subleased Premises requested by Subtenant prior to the Commencement Date, provided that Subtenant delivers to Sublandlord notice specifying the items to be removed at least ten (10) business days prior to the Commencement Date. Following such removal, any such items so removed will no longer be deemed to be included with the definition of “Furniture”.

20. Access System. Subtenant acknowledges that Sublandlord currently has an access system monitoring access to the Project and the Building. Subtenant acknowledges that there are card readers installed throughout the Building and Project which are part of Sublandlord’s access system. Subtenant will not interfere with, adjust or damage any such card readers. To the fullest extent permitted under applicable law, Subtenant hereby acknowledges that, except for making the card key reader system available for Subtenant’s use and except for servicing and maintaining the system, Sublandlord shall not be responsible for providing access or security services to Subtenant, and that Subtenant shall be solely responsible for providing its own security service, if any. Subject to its review of plans therefore, Sublandlord consents to Subtenant’s installation of its own security and card reader system at the Subleased Premises; provided that at Sublandlord’s or Landlord’s option, Subtenant will remove such systems at the end of the Term. Sublandlord shall also, at its sole cost, promptly upon request by Subtenant, add the access keys of certain of Subtenant’s employees to the database of Sublandlord’s security system to allow Subtenant to access the freight elevator vestibule on the fifth (5th) floor. Sublandlord will provide Subtenant with one (1) card key for each workstation located in the Subleased Premises at no charge, and in the event Subtenant so requests, Sublandlord shall provide Subtenant with replacement card keys at a price of $10.00 per card.

21. Signage.

21.1 Monument Sign. Subject to the prior written consent of Landlord (if required under the Master Lease) and the procurement of any approvals or permits required by City, Subtenant will be entitled to a pro-rata allocation of space on any monument signage serving the Building (a “Monument Sign”) for the purpose of displaying Subtenant’s name in “Project-Standard” lettering. Subtenant acknowledges that no such Monument Sign exists as of the date of this Sublease nor does this Section 21 obligate Sublandlord to install any Monument Sign. Further, the location of Subtenant’s tradename on the Monument Sign shall be subject to availability at the time Subtenant elects to install same on any such monument and shall be entitled to signage identifying its name and/or logo in the lobby directory of the Building (if any) and at the entrance to the Subleased Premises. Sublandlord shall not be required to reserve any particular location or band on the Monument Sign for Subtenant’s use. Any signage of Subtenant installed on the Monument Sign is referred to herein as “Subtenant’s Monument Signage”. Any such signage will be installed at Subtenant’s sole cost and expense by contractors designated by Sublandlord. The graphics, materials, color, design, lettering, lighting, size, specifications, location and manner of affixing the Subtenant’s Monument Signage shall be subject to Sublandlord’s prior approval, which shall not be unreasonably withheld, and will be further subject to compliance with all laws, ordinances, restrictions of record and easements affecting same (collectively, “Sign Laws”). Sublandlord’s approval of Subtenant’s Monument Signage shall not constitute a representation by Sublandlord that Subtenant’s Monument Signage complies with any applicable Sign Laws. Any such signage will be removed by Subtenant at Subtenant’s expense at the earlier to occur of (a) the Expiration Date and (b) the date upon which the signage rights granted herein are terminated. The rights granted pursuant to this Section 21 are personal to Pain Therapeutics, Inc., and may not be transferred or assigned to any other individual or entity (other than an assignee of Subtenant’s interest in this Sublease or a subtenant of fifty percent (50%) of the Subleased Premises.

21.2 Termination of Signage Rights. Subtenant’s rights to Subtenant’s Monument Signage shall expire and terminate upon the earlier to occur of the termination of this Sublease or Subtenant’s right to possession of the Subleased Premises. Upon termination of such rights (and in any event upon termination of this Sublease), Subtenant shall immediately remove Subtenant’s Monument Signage (if installed) and repair all damage caused thereby, at Subtenant’s sole cost and expense. Subtenant’s obligations hereunder shall survive the termination of this Sublease.

22. Telecom Riser Rooms. Each floor of the Building has a separate room (each, a “Telecom Riser Room”) which was used by the prior occupant of the Building to connect with the main telecommunications distribution frame (“MDF”) serving the Building and the Project; the Telecom Riser Rooms serve as the central point of distribution for telecommunications fiber for all floors in the Building. As of the date of this Sublease, the Telecom Riser Rooms serving the Subleased Premises shall remain locked unless otherwise determined by Sublandlord, but considered common space accessible to Sublandlord and; upon prior coordination of such access with, and subject to supervision by, Sublandlord or the property manager for the Project, other Building occupants (including Subtenant); provided that the Telecom Riser Room on the fifth (5th) floor of the Building will not be made accessible to other Building occupants. Other Building occupants who wish to use the telecom riser fiber in the Building may require access to all other Telecom Riser Rooms (including Telecom Riser rooms on floors below the floors on which their separate subleased premises are located) through which their fiber passes. Subtenant may elect to use the Telecom Riser Rooms serving the Subleased Premises for connecting to the MDF, however, Subtenant may not interfere with any pre-existing Building fiber installed in or connected to any Telecom Riser Room nor may Subtenant prevent Sublandlord (or any other Building occupants) from accessing the Telecom Riser Rooms serving the Subleased Premises; however, Subtenant will have the right to supervise the performance of any other occupants’ work in the Telecom Riser Rooms on the floor(s) where the Subleased Premises are located (and, similarly, if Subtenant wishes to have access to the Telecom Riser Rooms on any floor in the Building where the Subleased Premises is not located, Subtenant may be subject to the supervision of the occupant(s) of such floor during the performance of any such work). Except in the case of an emergency, Sublandlord (and any other Building occupants) shall provide Subtenant with one (1) business day’s notice (which may be telephonic) of any such access and such access shall be during normal business hours. Sublandlord (and any other Building occupants) shall comply with Subtenant’s reasonable security measures and shall not unreasonably interfere with Subtenant’s use of the Sublease Premises. All work performed by or on behalf of Subtenant in any Telecom Riser Room will be performed in strict compliance with such guidelines as Sublandlord may, from time to time, promulgate. Alternatively, Subtenant may elect to relocate Subtenant’s voice and data cabling to another location within the Subleased Premises at Subtenant’s sole cost and expense. All vertical cabling to be installed by Subtenant shall be in such room in a location designated and approved by Sublandlord and Sublandlord may need future access to allow other Subtenants to core drill and pull additional fiber. Notwithstanding the foregoing, Subtenant shall be permitted to place its servers in the Telecom Riser Room located on the fifth (5th) floor of the Building, subject to the access restrictions described above.

23. Mechanical Room. The parties acknowledge that there is a mechanical room located on the fifth (5th) floor of the Building which serves all of the Building (the “Mechanical Room”). Sublandlord will require periodic access to the Mechanical Room for the purposes of performing maintenance work and routine or other repairs; Sublandlord agrees to use reasonable efforts to coordinate and calendar any such access to the Mechanical Room with Subtenant, so as to minimize interference with Subtenant’s business operations within the Subleased Premises. Except in the case of an emergency, Sublandlord shall use reasonable efforts to provide Subtenant with one (1) business day’s notice (which may be telephonic) of such access and such access shall be during normal business hours. Sublandlord shall comply with Subtenant’s reasonable security measures and shall not unreasonably interfere with

Subtenant’s use of the Subleased Premises. Prior to the Commencement Date, Sublandlord shall (a) relocate the desktop computer from the Telecom Riser Room located on the fifth (5th) floor to a location outside the fifth (5th) floor and (b) provide remote access for routine HVAC-related activities from a location outside the fifth (5th) floor. Sublandlord and its agents, employees and contractors shall not use the Mechanical Room or Telecom Riser Room located on the fifth (5th) floor for an office or for any purpose other than making adjustments to the equipment therein.

24. Brokers. Subtenant and Sublandlord each represent that it has dealt directly with and only with Colliers International (“Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease. Subtenant and Sublandlord agree that Broker shall be paid a commission by Sublandlord in connection with this Sublease pursuant to a separate agreement.

25. Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.

26. USA Patriot Act Disclosures.

26.1 Pursuant to United States Presidential Executive Order 13224 signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism” (“Executive Order”), Sublandlord is required to ensure that it does not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those identified on the list of Specially Designated Nationals and Blocked Persons (“List”), generated by the Office of Foreign Assets Control of the U.S. Department of the Treasury. The names or aliases of these persons or entities (“Blocked Persons”) are updated from time to time. In the event Sublandlord learns that Subtenant’s name or the name of any of the Covered Parties appears on the List, Sublandlord reserves the right to delay the agreements contemplated by this Sublease pending Sublandlord’s investigation into the matter. If Sublandlord is advised and/or determines that Subtenant or any Covered Person is a Blocked Person, Sublandlord reserves the right to terminate this Sublease and/or take all other actions necessary to comply with the requirements of the Executive Order. The provisions of this paragraph will survive termination of this Sublease.

26.2 Subtenant represents to Sublandlord that (i) neither Subtenant nor any person or entity that directly owns 10% or greater equity interest in Subtenant not any of its officers, directors, or managing members (collectively the “Covered Parties”) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the U.S. Treasury (including those named on the List) or under the Executive Order or other governmental action, and (ii) that throughout the term of this Sublease, Subtenant and each of the Covered Parties shall comply with the Executive Order. Any breach of this representation and warranty shall be a non-curable default under this Sublease. At any time and from time-to-time during the Term, Subtenant shall deliver to Sublandlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Sublandlord evidencing and confirming Subtenant’s compliance with this provision.

27. Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

28. Counterparts. This Sublease may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

29. Landlord Consent. This Sublease and Sublandlord’s and Subtenant’s obligations hereunder are conditioned upon receipt of the Consent. Sublandlord agrees to request that such Consent contains Landlord’s agreement that the waiver of subrogation set forth in Section 9.D of the Original Master Lease apply as between Landlord and Subtenant. If Sublandlord fails to obtain the Consent within thirty (30) days after execution of this Sublease by Sublandlord, then either party may terminate this Sublease by giving the other written notice thereof on or before the date of procurement of the Consent, in which event Sublandlord shall return to Subtenant the Security Deposit.

30. Sublandlord’s Representations. As an inducement to Subtenant to enter into this Sublease, Sublandlord represents that (a) the Master Lease is in full force and effect, and there exists under the Master Lease no default or event of default by either Landlord or Sublandlord and (b) the copy of the Master Lease attached hereto as Exhibit G is a true, correct and complete copy of the Master Lease.

31. Approvals. Whenever this Sublease requires an approval, consent, designation, determination or judgment by either Sublandlord or Subtenant, except as where expressly set forth herein to the contrary, such approval, consent, designation, determination or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD:	ORACLE USA, INC., a Colorado corporation

By:	/S/ RANDALL W. SMITH
Print Name:	Randall W. Smith
Title:	VP Real Estate & Facilities

SUBTENANT:	PAIN THERAPEUTICS, INC.,
a Delaware corporation

By:	/S/ REMI BARBIER
Print Name:	Remi Barbier
Title:	President & CEO

EXHIBIT B

Commencement Agreement

Date	June 20, 2007

Subtenant	Pain Therapeutics
Address	415 Browning Way
South San Francisco
California 94080

Re:	Commencement Letter with respect to that certain Sublease dated as of the 17th day of July, 2007, by and between ORACLE USA, INC., a Colorado corporation, as Sublandlord, and PAIN THERAPEUTICS, INC., a Delaware corporation, as Subtenant, for 30,718 rentable square feet on the fifth (5th) floor of the Building located at 2211 Bridgepointe Parkway, San Mateo, California.

To Whom It May Concern:

In accordance with the terms and conditions of the above referenced Sublease, Subtenant accepts possession of the Subleased Premises and agrees:

1.	The Commencement Date is June 25, 2007;

2.	The Rent Commencement Date is July 25, 2007;

3.	The Expiration Date is July 31, 2012.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to Phil Arnatau at Colliers International, Two Palo Alto Square, Suite 200, Palo Alto, CA 94306.

Sincerely,

ORACLE USA INC.
Cliff Berry Director, Headquarters Real Estate

Agreed and Accepted:

Subtenant:	Pain Therapeutics, Inc.

By:	/S/ PETER S. RODDY
Name:	Peter S. Roddy
Title:	CFO
Date:	8/29/07

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EXHIBIT C

Furniture

2215 Bridgepoint, Bldg 2, 5th floor

Inventory & Definitions

26 Standard Private Offices – Kimball Cetra/Footprint Furniture will contain:

(1) P-top worksurface, corner worksurface and (2) straight worksurface; (3) chairs and (1) short bookcase.

116 Cubes – Standard Kimball Cetra/Footprint (8’ x 8’) Furniture will contain:

(2) 48” work surfaces – laminate; (1) Corner work surface – laminate; (2) wood file pedestals; (2) chairs; (1) overhead storage with built in desk light.

(4) Large Conference Rooms:

❑	Each conference room has (1) oval table, (10) office task chairs

(3) Small Conference Rooms:

❑	Each conference room has (1) round table, (6) office task chairs

(3) Lounge Areas

❑	Each lounge area has (2) club chairs and (1) occasional table

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(2) Mail/Copy rooms

❑	Large mail room has (2) blue Hamilton mail sorters and (4) blue Hamilton tables w/ storage

❑	Small mail room has (1) blue Hamilton table w/ storage and (1) blue Hamilton mail sorter

Miscellaneous:

(32)	lateral file cabinets

Furniture Notes:

1. Number of lateral filing cabinets is an estimated number only. The actual number may be either higher or lower and neither party shall have any recourse or liability for such variance.

2. All furniture is “as is”. Drawers may or may not include keys for all drawers.

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EXHIBIT D

Rules and Regulations

1. Sidewalks, doorways, halls, stairways, vestibules and other similar areas shall not be obstructed by any tenant or used by them for purpose other than ingress to and egress from their respective Premises, and for going from one part of the Building to another part.

2. Plumbing fixtures shall be used only for their designated purpose, and no foreign substances of any kind shall be deposited therein. Damage to any such fixture resulting from misuse by Subtenant or any employee or invitee of Subtenant shall be repaired at the expense of Subtenant.

3. Nails, screws and other attachments to the Building require prior written consent from Sublandlord.

4. All contractors and technicians rendering any installation service to Subtenant shall be subject to Sublandlord’s approval and supervision prior to performing services. This applies to all work performed in the Building, including, but not limited to, installation of telecommunications equipment, and electrical devices, as well as all installation affecting floors, walls, woodwork, windows, ceilings, and any other physical portion of the Building.

5. Movement in or out of the Building of furniture, office equipment, or other bulky material which requires the use of elevators, stairways, or Building entrance and lobby shall be restricted to hours established by Sublandlord. All such movement shall be under Sublandlord’s supervision, and the use of an elevator for such movements shall be made restricted to the Building’s freight elevators, or an elevator for such movements shall be made restricted to the Building’s freight elevators. Prearrangements with Sublandlord shall be made regarding the time, method, and routing of such movement, and Subtenant shall assume all risks of damage and pay the cost of repairing or providing compensation for damage to the Building, to articles moved and injury to persons or public resulting from such moves. Sublandlord shall not be liable for any acts or damages resulting from any such activity.

6. Corridor doors, when not is use, shall be kept closed.

7. Subtenant shall cooperate with Sublandlord in maintaining the Subleased Premises. Except as expressly set forth in the Sublease, Subtenant shall not employ any person for the purpose of cleaning the Subleased Premises other than the Building’s cleaning and maintenance personnel.

8. Deliveries of water, soft drinks, newspapers, or other such items to any Premises shall be restricted to hours established by Sublandlord.

9. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, fish, or animals of any kind shall be brought into or kept in, on or about the Subleased Premises.

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10. No cooking shall be done in the Subleased Premises except in connection with convenience lunch room or beverage service for employees and guests (on a noncommercial basis) in a manner which complies with all of the provisions of the Sublease and which does not produce fumes or odors.

11. Food, soft drink or other vending machines shall not be placed within the Subleased Premises without Sublandlord’s prior written consent.

12. Subtenant shall not use or keep on its Subleased Premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment.

13. Subtenant shall not tamper with or attempt to adjust temperature control thermostats in the Subleased Premises. Sublandlord shall make adjustments in thermostats on call from Subtenant.

14. Subtenant shall comply with all requirements necessary for the security of the Building, including the use of service passes issued by Sublandlord for after hours movement of office equipment/packages, and signing security register in Building lobby after hours.

15. Upon termination of this Lease, Subtenant shall surrender to Sublandlord all keys and access cards to the Subleased Premises, and give to Sublandlord the combination of all locks for safes and vault doors, if any, in the Subleased Premises.

16. Sublandlord retains the right, without notice or liability to any occupant, to change the name and street address of the Building.

17. Canvassing, peddling, soliciting, and distribution of handbills in the Building are prohibited and each tenant shall cooperate to prevent these activities.

18. Subtenant shall take reasonable steps to prevent the unnecessary generation of refuse (e.g., choosing and using products, packaging, or other materials in business that minimize solid waste or that are durable, reusable, or recyclable). Subtenant shall provide or obtain recycling containers in its business for use by employees and customers, shall recycle acceptable materials in the recycling containers provided by Sublandlord, and shall otherwise participate in the recycling program established by Sublandlord for the Building. Acceptable recyclable materials may include, but are not limited to, the following: newspaper, cardboard, paperboard, office paper and other mixed paper, aluminum, tin and other metal, glass, and #1 (PETE) and #2 (HDPE) plastics.

19. Subtenant shall not and shall cause its employees, agents, contractors, invitees, customers and visitors not to smoke in the Subleased Premises or in any portion of the Building, except those areas, if any, expressly designated as smoking areas by Sublandlord. Persons may smoke cigarettes in designated areas only if the smoker uses designated receptacles for ashes and cigarette butts and does not annoy any nonsmoking persons using the area or interfere with access to the Building.

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20. Sublandlord reserves the right to rescind or modify any of these rules and regulations and to make future rules and regulations required for the safety, protection, and maintenance of the Building, the operation and preservation of good order thereof, and the protection and comfort of the tenants and their employees and visitors. Such rules and regulations, when made and written notice given the Subtenant, shall be binding as if originally included herein. In the event of any inconsistency between the Sublease and these rules and regulations, the terms and conditions of the Sublease shall prevail.

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EXHIBIT E

Construction Guidelines for Contracted Services

The following outlines the regulations and requirements, which will be required of contracted service personnel working at or in the Building. No deviation or exception will be permitted without the express written approval of Sublandlord or its property manager.

1. All contractors to perform work at the Project must be reasonably approved by Sublandlord prior to the commencement of any construction.

2. Prior to any entry onto the Building, Subtenant or any contractors, as applicable, shall have provided to Sublandlord certificates of insurance, in form and amount satisfactory to Sublandlord, evidencing the following insurance coverages:

a. Worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are reasonably required by Sublandlord.

b. Subtenant shall carry “Builder’s All Risk” insurance in an amount approved by Sublandlord or Landlord covering the construction of the work in question, and such other insurance as Sublandlord or Landlord may reasonably require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Sublandlord or Landlord.

All such policies of insurance must contain a provision that the company writing said policy will give Sublandlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. All policies shall insure Landlord, Sublandlord and Subtenant, as their interests may appear, as well as Subtenant’s contractors, and shall name as additional insureds Sublandlord’s property manager. All insurance, except Workers’ Compensation, maintained by Subtenant’s contractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.

c. Sublandlord must be named on all warranties and guaranties for all products being guarantied or warranted by any contractor, sub-contractor, and/or manufacturing supplier.

3. All workers must be properly, permanently and visually identified. The identification system must be approved prior to the start of any work and may take the form of badges for attachment to clothing. All companies will maintain an updated list of authorized workers with building management and notify management of each change.

4. All workers shall maintain their actions while in the Building in a professional manner to include but not limited to the following:

a. No abusive language.

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b. No smoking, eating or drinking except in areas designated by the Building manager.

c. No use of radios.

5. Offenses that will result in immediate request for discharge include, but are not limited to the following:

a. Drinking alcoholic beverages on the job, or coming to work in an intoxicated condition.

b. Possession or consuming drugs or any other illegal substances while at the property.

c. Using or removing Building manager’s, tenant’s or subcontractor’s possessions from the property without prior authorization.

d. Violating any state or federal statutes while working at the Building.

e. Possessing firearms or explosives while working at the Building.

f. Using property facilities for jobs other than specific work assignments.

g. Accepting commissions, fees or kickbacks from any vendors, tenants or contractors involved in providing a service or product to the Building.

h. Physically abusing or harming any individual who works at or visits the Building.

i. Duplicating any keys used in the Building.

j. Providing Building access at anytime to anyone not authorized by Building manager.

6. Contractor and contractor employee parking shall be only in areas reasonably designated by Sublandlord. The loading dock will not be used for parking. Oversized vehicles will use street parking as far as possible from public entries and operating retail facilities.

7. All construction staging storage and temporary contractor facilities will be located in specific areas assigned by the Building management. Contractors will be responsible for the maintenance, housekeeping and demolition of all temporary facilities.

8. The entrances lobbies passages corridors elevators stairways and other common areas will not be obstructed by any of the contractors agents during construction.

9. No storage of flammable substances will be allowed or stored in the Building unless approved by Building management and in accordance with approved building codes and regulations.

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10. Any work that would cause an inconvenience (in Sublandlord’s reasonable discretion) to other occupants in the Building or any work in an occupied lease space must be done after Building Hours or on the weekend. Any structural modifications or floor penetrations created with the use of core drilling machines pneumatic hammers etc. must be performed between the hours of 1 p.m. to 6:00 p.m. on Saturdays and 11:00 a.m. to 6:00 p.m. on Sundays or as otherwise permitted by law and the Building rules and regulations. Likewise any construction techniques causing excessive noise or vapors will be conducted only during these hours.

11. Prior to starting the work the general mechanical and electrical contractors will check in and go over the job with the chief Building engineer and will furnish to such building engineer mechanical and electrical shop drawings. All panels and transformers are to match the “Building Standard” systems and all materials and methods used to connect panels and transformers must be approved by Sublandlord. In connection therewith:

a. The Building is fed with Cutler Hammer Bus duct, any time a new 480 volt panel is added, Contractor must add a Cutler Hammer Bus duct disconnect;

b. The existing transformers serving the Building are Cutler Hammer; all transformers need to be copper and K13 rated;

c. The existing panels are Cutler Hammer. Any 120/208 and 277/480 volt panels need to be copper bus, bolt on breakers and 65K A/C rated. It is critical that any breakers installed in the panels at 65K rated; and

d. The fire alarm system is an Edwards addressable fire alarm panel; any contractor who performs who affecting this system must e approved in advance by Sublandlord. [SUBJECT TO FURTHER CONFIRMATION BY SUBTENANT’S PROJECT MANAGER]

12. Dust and air contamination are to be controlled with temporary partitions which are sealed adequately to prevent dust from entering leased areas or mechanical equipment. Floor sweep or a comparable material will be used when sweeping concrete or tile floors. If air conditioning is provided to construction space, air handler filters will be replaced at the completion of work at contractors’ expense.

13. Contractors are prohibited from staining, painting (except wall painting), or lacquering during the working hours of 8:00 a.m.—6:00 p.m. Monday—Friday and 8:00 a.m.—2:00 p.m. Saturday [(except wall painting)]. All such work must be stopped by 5:00 a.m. on mornings of normal business days. Contractor shall provide and maintain deodorizing and air purifier machines during all painting applications and for a minimum of six (6) hours after all operations have stopped.

14. There will be absolutely no use of Sublandlord’s property to include, but not be limited to, telephones, dollies, vending machines, copiers, etc. unless specifically approved in writing by the tenant in advance of their use. Any unauthorized telephone charges will be billed back to the Contractor.

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15. No supplies, trash, or storage of these will be allowed in the dock area at any time.

16. No doors will be propped open or held open to the degree that such will cause an alarm or jeopardize security. Contractors shall be responsible for charges resulting from such alarms and/or security violations.

17. The Building’s manager, at its sole discretion, may require General Contractor to use masonite to cover the floors. All moving companies will be required to cover the floors with masonite prior to any items entering or exiting the Building.

18. All work areas are to be broom cleaned daily of trash, debris and non-useful materials. Failure to do so will result in Building management providing this service and charging the Subtenant or Subtenant’s general contractor accordingly. The general contractor is responsible for providing trash receptacles. The Building compactor will not be used unless prior approval has been granted by Building management. Walk-off mats, plastic tarping and Masonite will be used to avoid unnecessary debris and buildup. If cleanup does not meet with Building management satisfaction, building personnel will clean the area and back-charge the responsible contractor.

19. Fire alarm speakers must be installed and connected to the Building’s existing system throughout the Premises in compliance with applicable Fire Code requirements. Contractor shall coordinate all Fire Alarm and Fire Sprinkler system related work with Building security and Building engineering. No Fire Alarm or Fire Sprinkler system related work will be performed until proper steps have been taken to assure that false alarms will not sound, that adequate building protection will be maintained, and that the proper agencies have been notified of Fire Safety system downtime. Contractor will also coordinate with Building Security and Building Engineering for the proper restoration of Fire Alarm and Fire Sprinkler systems to normal operation once work is complete. Under no circumstances will Contractor leave the property until all Fire Alarm and Fire Sprinkler systems, which they have affected, have been restored to their normal operating conditions.

20. The General Contractor shall maintain all applicable federal, state and local rules and regulations for each Building as required.

21. Since each job is different in scope, it may be necessary that the contractors set up job meetings according to the job needs. Each contractor must set their own time interval between meetings, notify Building management of their scheduling, and once the intervals are set, maintain them on a regular basis. This will help to coordinate and control attendance.

22. Any contractor who anticipates work on the Building’s life safety systems (sprinklers, smoke detectors, fire command speakers, fire alarms, etc.) will notify Building management 24 hours in advance prior to commencement of work.

23. All work to be performed after hours must be scheduled with Building management at least 24 hours in advance and must be accompanied by a security clearance request.

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24. Bobtails, semi-trailers, etc. are authorized to be parked in the loading dock only for the time necessary to unload equipment and material. Unless prior approval is obtained from Building management vehicles left at the loading dock will be towed at owner’s expense. No contractors or their employees are authorized to park in visitors parking or in any fire lanes at any time.

25. Material deliveries must be scheduled through Building management. Freight elevators will be the only elevators used by contractor or agents. When the freight elevator is used to move materials, contractors will required to release the elevator immediately after unloading is complete. The elevator will not be placed on independent service without prior approval of Building management. Landlord will cooperate with contractor regarding contractor’s use of the freight elevators and loading docks and in the placement of dumpsters to be provided by contractor and Landlord will not charge a fee in connection with the use or accommodation thereof.

26. Contractor personnel are not to use tenant occupied areas, including vending machines and break-rooms, at any time. Restrooms on tenant occupied floors are not to be used by contractor personnel. Contractor personnel are to use only the restrooms specified by Building management. Unless on specific assignment which has been pre-approved by Building management. No contractor personnel are to enter tenant office areas.

27. Applicable keys and access cards are controlled and distributed by the security department. If a contractor wishes to check out keys or access cards, they must be prepared to surrender their driver’s license on request. The driver’s license will be returned when the equipment is returned. contractors will not issue keys or access cards for service areas, utility closets or other Building areas to anyone including tenants, telephone and utility personnel or other construction workers. Keys and access cards will not be taken off property for any reason. If any keys are lost, contractor will be subject to a replacement fee. This may also include the cost of re-keying the affected area or possibly the entire Building.

28. Any damage to other tenant spaces, public areas or common facilities of the building is to be reported immediately to Building management. Contractor is expected to repair any damage made by their personnel. If corrections are not made, Building personnel will make the necessary repairs and back-charge the responsible contractor.

29. Contractors shall check in and out with Building security on a daily basis.

30. Contractor shall take appropriate action to prevent false fire alarm or other unnecessary alarm, which may occur as a direct or indirect result of their work. This shall include protection of smoke detection devices from smoke, dust and debris during construction, use of sweeping compound when sweeping floors to prevent dust, and proper precautionary measures taken when working around other alarm initiating devices such as pull stations, water flow devices and Fire Safety related power devices. All work that, for any reason, may activate the Fire Alarm system must first be reported to Building security so that appropriate measure may be taken to prevent a false alarm. Such work includes, but is not limited to sweeping, painting, sanding, soldering, brazing, welding, sawing, etc.

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31. Contractor is to provide, and pay all fees for, all permits, inspection, certificates of occupancy, maintenance and operation manuals, equipment warranties, etc.

32. Should the contractor perform any work that does not comply with the requirements of applicable laws, Subtenant shall bear all costs that arise in correcting such defects.

33. All contractors (including the general contractor) shall contact Sublandlord and schedule time periods during which they may use Building and Building facilities in connection with the Contractor of Subtenant Improvements (e.g., elevators, excess electricity, etc.).

34. Contractor shall maintain existing plumbing, HVAC, and fire alarm systems, as well as other existing systems, and must retain all existing functions in service except for scheduled interruptions approved by Building management 24-hours in advance.

35. Any Building-wide power shutdowns must be scheduled with Sublandlord and Landlord at least thirty (30) days prior to the shutdown in question.

All penetrations of piping, duct work, etc. through walls partitions and floors shall be sealed to Building management’s satisfaction to maintain the integrity of the Building’s fire safety rating. Also, any openings in walls and partitions made by the contractor for access to construction work shall be patched and/or repaired to Building management’s satisfaction. All core drill pieces are to be removed by the contractor.

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